Exhibit 10.1
AGREEMENT OF SALE
THIS AGREEMENT OF SALE (the “Agreement”), made this 19th day of September, 2014, between WYOMISSING PROFESSIONAL CENTER Inc., having an address of 875 Berkshire Boulevard, Suite 102, Wyomissing, PA 19610 (the “Seller”), and GLP CAPITAL, L.P., having an address of 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610 (the “Buyer”).
WITNESSETH:
WHEREAS, The Wyomissing Professional Center has been developed as an office complex which contains approximately eleven (11) buildings, more or less, known as The Wyomissing Professional Center Campus (the “Campus”), which is located adjacent to Berkshire Boulevard and Paper Mill Roads, in Borough of Wyomissing, Berks County, Pennsylvania; and
WHEREAS, Lot #2 of said Campus is being developed pursuant to a plan which upon the completion of all of the improvements contemplated pursuant to that plan, will be recorded as an as-built plan in the Recorder of Deeds Office of Berks County, Pennsylvania (the “Recorder’s Office”) which plan in its present form is attached hereto as Exhibit “A”; and
WHEREAS, the developer has recorded a Declaration of Covenants, Easements, Conditions and Restrictions for The Wyomissing Professional Center, which is recorded in the Recorder’s Office in Record Book 2972, page 816, which was amended by instrument recorded in the Recorder's Office in Record Book 3347, page 1137 and which has been amended or may be further amended from time to time (which instrument, as amended from time to time, is herein referred to as the “Declaration”); and
WHEREAS, pursuant to the Declaration, the common area of the Campus is governed by a property owners’ association known as The Wyomissing Professional Center Property Owners Association (the "Association"), which was created by the filing of articles of incorporation with the Department of State of the Commonwealth of Pennsylvania (the “POA Articles”) and organized pursuant to a duly adopted set of bylaws (the “POA Bylaws”); and
WHEREAS, the Association has adopted and will hereafter adopt, from time to time, certain rules and regulations governing the Campus (the “Rules and Regulations”); and
WHEREAS, Seller owns a tract of land on the Campus which is more particularly described in Exhibit “B”, attached hereto and made a part hereof (the “Land”) which Land constitutes the footprint of the building referred to as 845 Berkshire Boulevard; and
WHEREAS, Seller has agreed to sell, and Buyer has agreed to purchase, the Land upon the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the matters set forth above and each party intending to be legally bound hereby, Seller and Buyer covenant and agree as follows:
1.    Agreement to Sell and Purchase. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase, the Land more particularly described on Exhibit “B”, attached hereto and made a part hereof, including all easements, rights of way, licenses, permits, governmental authorizations, privilege, approvals, and appurtenances, if any, belonging or inuring to the benefit of the land.
2.    Purchase Price. The purchase price for the Land (the “Purchase Price”) shall be Seven Hundred Twenty-Five Thousand Dollars ($725,000.00).
3.    Payment of Purchase Price.
(a) The Purchase Price shall be payable by Buyer at the Closing (as hereinafter defined) upon delivery of the deed and the performance by the Seller of all of Seller's obligations hereunder, by title company check, cashier's or treasurer's check, by wire transfer of funds, or by payment of other immediately available funds.

(b) In the event of Buyer's default under this Agreement, Buyer shall be obligated to pay immediately to Seller the sum of Seventy Five Thousand Dollars ($75,000) as liquidated damages, and not as a penalty.
4.    Conveyance and Title.
(a)    Conveyance shall be by special warranty deed to Buyer. Title shall be a good and marketable fee simple title, free and clear of all liens and encumbrances; subject, however, to existing visible easements, easements of record, accuracy of description, location of buildings and improvements, rights of public utilities, building and development restrictions, zoning laws, the Declaration, the POA Articles, the POA Bylaws, the Rules and Regulations, and rules, regulations, laws and directives of federal, state, municipal or other governing authorities, and shall be insurable as such at regular rates by a title insurance company maintaining an office in Berks County, Pennsylvania, provided, however, that no such restriction shall prevent the construction of an office building on the Land in conformity with the planned site improvements described in Exhibit “A” and local ordinances for the purpose of Buyer conducting its real estate investment trust business.
(b)    In the event that a good and marketable title, subject as aforesaid, cannot be given by the Seller to the Buyer, the Seller may, at Seller’s option, clear the title or rescind this Agreement and return to the Buyer its reasonable title search charges. In the event Seller fails to either clear title or rescind the Agreement, then Buyer shall have the right to terminate the Agreement and receive all of its title expenses wherein Buyer and Seller shall be released from all further liability and this Agreement shall be void and of no further force or effect.
(c)    Buyer acknowledges that, as owner of the Land and the building to be constructed thereon, it will be a member of the Association, which owns and maintains the common areas of the Campus, including the parking lots. As a member of the Association, Buyer (including the occupants of the building) will be entitled to use a minimum of 95 shared non-exclusive parking spaces in the parking areas of the Campus immediately adjacent to the Land. Buyer will be required to pay to the Association its share of the maintenance and repair costs of the common areas of the Association, in addition to all other charges, assessments and expenses permitted by the POA Articles and/or the POA Bylaws.
5.    Representations and Warranties of Seller. In order to induce Buyer to enter into this Agreement and with full knowledge that Buyer is relying thereon, Seller hereby warrants and represents to Buyer as follows as of the date hereof:
(a)    Power to Perform. This Agreement is duly authorized, executed and delivered by Seller, constitutes the legal and valid binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which it is subject.
(b)    Fee Owner. Seller is the legal owner of the Land and the adjoining property providing parking for and access to the Land, in fee, with full right to convey same. Seller has not granted any option to purchase, right of first refusal or right of first offer to purchase (any of which remains outstanding) or otherwise made any agreement (which remains outstanding) with any Person other than Buyer to sell the Land.
(c)    Condemnation. There is no condemnation proceeding with regard to the Land and Seller does not know of any proposed condemnation proceeding with regard to all or any portion of the Land or the common areas providing parking for, and access to, the Land.
(d)    Litigation. There is not now any action, proceeding, litigation or investigation pending or, to the best of Seller’s knowledge, threatened against Seller or the Land, which affects the ability of Seller to perform its obligations under this Agreement, or which questions the validity or enforceability of this Agreement.
(e)    Rights of Possession. Except for matters of record and matters that would be shown on a true and accurate survey of the Land, the Land is not subject to any lease and no party other than Seller has any right of possession of the Land or the common areas providing parking for, and access to, the Land.
(f)    Violations. Seller has not received notice in writing from a governmental agency having jurisdiction that the Land is in violation of any law, ordinance, rule or regulation applicable to the Land, which has not been resolved.
(g)    Environmental Conditions. It is hereby understood between the parties hereto that Seller makes no warranty to Buyer, express or implied, that the Land is free from hazardous or toxic substances, material or wastes which are or become regulated by any federal, state or local governmental authority or that the Land is in compliance with any federal, state, or local environmental laws or regulations. However, to the best of its knowledge, Seller represents that: a) the Land is free of hazardous substances and; b) as of the date of this Agreement that the planned office use is permitted under current zoning.
If Closing occurs, Seller’s Representations and Warranties will survive the Closing hereunder, for the benefit of Buyer, for a period ending at 5:00 p.m. prevailing Eastern time on the six (6) month anniversary of the Closing Date (the “Warranty Expiration Date”). No claim for a breach of any Seller’s Representations or Warranties after Closing, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless the valid claims for all such breaches in respect of Seller collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000.00), in which event the full amount of such claims shall be actionable. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, after the Closing except for claims based upon intentional fraud, the maximum aggregate liability of Seller will under no circumstances whatsoever exceed Five Hundred Thousand Dollars ($500,000.00). The provisions of this paragraph shall survive the Closing (and not be merged therein), provided that any claim by Buyer against Seller as described in this paragraph must be made by notice to Seller given within six (6) months of Closing. Seller covenants and agrees that so long as any claim timely made by Buyer has not been adjudicated and satisfied (if a judgment in Buyer’s favor has been obtained) that (i) it will maintain its corporate existence through the Warranty Expiration Date and until such timely made claim is adjudicated and satisfied (if a judgment in Buyer’s favor has been obtained), and (ii) it will maintain corporate assets sufficient to satisfy any such judgment in Buyer’s favor. Seller will not be liable or responsible in any circumstances for any consequential, special or punitive damages or lost profits, and Buyer hereby releases and waives all claims for consequential, special and punitive damages and lost profits. If, on or prior to the Warranty Expiration Date, Buyer has not notified Seller, in writing, of any claim Buyer has against Seller for breach of any of Seller’s Warranties and commenced an action against Seller, Buyer will be forever barred and precluded from making a claim based upon any breach of the Seller’s Representations and Warranties and Seller will be deemed released from all liabilities and obligations with respect thereto.
6.    Representations and Warranties of Buyer. In order to induce Seller to enter into this Agreement and with full knowledge that Seller is relying thereon, Buyer hereby warrants and represents to Seller as follows:
(a)    Power to Perform. This Agreement is duly authorized, executed and delivered by Buyer, constitutes the legal and valid binding obligation of Buyer, and does not violate any provision of any agreement or judicial order to which Buyer is a party or to which it is subject.
(b)    Litigation. There is not now any action, proceeding, litigation or investigation pending or, to the best of Buyer’s knowledge, threatened against Buyer, or affecting the ability of Buyer to perform its obligation under this Agreement, or which questions the validity or enforceability of this Agreement.
7.    Real Estate Taxes; Rent; Utility Charges.
(a)    Real estate taxes shall be apportioned between the parties as of the Closing Date (hereinafter defined) on a fiscal year basis.
(b)    Sewer and Water rent and other utility charges, if any, shall be apportioned as of the Closing Date on the basis of the current term.
8.    Expenses.
(a)    Seller agrees to pay for the preparation of the deed, acknowledgment of the deed, federal revenue stamps, if any, and on e-half of the Pennsylvania and local real estate transfer taxes.
(b)    Buyer shall pay one-half of the Pennsylvania and local real estate transfer taxes.
(c)    All other expenses of conveyance shall be paid by the party incurring them.
9.    Third Party Brokerage. Seller and Buyer hereby represent and warrant to each other that neither Seller nor Buyer has dealt with any broker or finder in connection with the transaction which is the subject of this Agreement, and each party hereby agrees to indemnify, save harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorneys’ fees, arising out of any claim made by any broker, finder or other intermediary who claims to have dealt with such party in connection with the transaction which is the subject of this Agreement. The provisions of this paragraph shall survive settlement hereunder.
10.    Closing Date. Closing (the “Closing”) on the Land shall be made by the Buyer on or before the expiration of thirty (30) days from the date of this Agreement or, if later, three (3) days following Buyer’s receipt of an Owners’ policy of title insurance with exceptions reasonably acceptable to Buyer (the “Closing Date”). Closing shall take place in Berks County, Pennsylvania, at a location and at a time mutually agreeable by Seller and Buyer.
11.    Delivery of Deed and Possession of Property. The Seller shall deliver the deed and possession of the Land on the Closing Date. Formal tender of deed is hereby waived.
12.    Seller’s Construction Contract with ICS. Seller has negotiated a contract for the erection of a building shell on the premises being conveyed to Buyer hereunder. As a condition of Seller’s obligation to close under this Agreement and to convey the Land, Buyer agrees that as soon as practicable and in no event later than three (3) business days following the date of the closing for the conveyance of the Land hereunder, the Buyer will enter into a separate contract with ICS providing for the completion of the building shell and payment of all sums previously paid by Seller to ICS or otherwise due. ICS will reimburse Seller for all previously paid costs an expenses following Buyer’s payment to ICS.
13.    Improvements Contribution.
(a) Buyer acknowledges that the Seller has entered into a separate contract with ICS whereby all of the site improvements as shown on Exhibit “A” will be constructed by Seller and that said site improvements are primarily for the benefit of the 845 Berkshire Boulevard building footprint being purchased by the Buyer herein. For purposes of this Agreement, site improvements shall include the actual costs of the improvements, costs of any and all permits, sanitary sewage tapping fees, and project management costs. Buyer acknowledges that it has been advised that the Building plan for the entire parcel being developed includes the 845 building being purchased by Buyer and one other potential future building. Buyer and Seller agree that they will apportion the cost of completing the site improvements on a 63% - 37% basis with Buyer being responsible for 63% and the Seller being responsible for 37% of said costs. Seller represents that there is no present plan or intention to construct a second building on the site.
Immediately upon the receipt of any invoices received by Seller pertinent to said costs Seller shall provide copies of the same to Buyer and Buyer shall reimburse Seller not later than thirty (30) days after submission of said invoice for Buyer’s 63% share. A copy of Seller’s contract for the site improvements is attached hereto marked as Exhibit “C”.
Provided, however, that in the event that the Seller does in fact construct another building known as the 835 building within five (5) years of the date of this Agreement Seller shall reimburse Buyer in the amount of thirteen percent (13%) of the total cost of improvements. For purposes of clarity the intent of this clause is to divide the cost of the site improvements equally between the Seller and Buyer if Seller shall have constructed building 835 within the five (5) year time period created above.
(b) Buyer acknowledges that as of the date of this Agreement Buyer’s share of the expenses described in paragraph (a) above and paid by Seller, together with the pre-development expenses paid by Seller that are solely related to the building design, equal Two Hundred Sixty-Nine Thousand One Hundred Ninety-Two Dollars and Eighty-Five Cents ($269,192.85). Buyer will reimburse Seller such amount upon the execution and delivery of this Agreement.
14.    Time of Essence. The parties agree that time shall be of the essence of this Agreement, unless extended by mutual consent in writing.
15.    Entire Agreement; Modifications. This Agreement constitutes the entire contract between the parties hereto and there are no other understandings, representations or warranties, oral or written, relating to the subject matter hereof. This Agreement may not be changed, modified or amended, in whole or in part, except in writing, signed by all parties.
16.    Notices. Notices given pursuant to this Agreement shall be in writing, shall be given by actual delivery or by mailing the same to the party entitled thereto at the addresses set forth below or at such other address as any party may designate in writing to any other party pursuant to the provisions of this paragraph. Notices given by mail shall be sent by United States mail, certified or registered, return receipt requested. Notices shall be deemed to be received on the date of actual receipt, in the case of personal delivery, or on the date of mailing, in the case of mailing. Notices shall be served or mailed to the following addresses, subject to change as provided above:

If to the Seller:	Wyomissing Professional Center, Inc c/o Carlino Development Group 875 Berkshire Boulevard Suite 102 Wyomissing, PA 19610

If to the Buyer:	Gaming and Leisure Properties, Inc. 825 Berkshire Boulevard, Suite 400 Wyomissing, PA 19610

17.    Construction. Wherever used in this Agreement the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.
18.    Assignment and Recording. Buyer hereby covenants not to assign or record this Agreement except after first obtaining the written consent of Seller endorsed hereon. Any attempted assignment or recordation of this Agreement by Buyer without such consent may, at the option of the Seller, be deemed a default hereunder.
19.    Binding Effect. This Agreement and all of its terms and conditions shall extend to and be binding upon the parties hereto and upon their respective heirs, executors, administrators, successors and assigns.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed the day and year first above written.

WYOMISSING PROFESSIONAL CENTER Inc
(“Seller”)

By: /s/ Peter M. Carlino
President

Attest: /s/ David A. Binder
Vice President

GLP CAPITAL, L.P. (“Buyer”)
BY: GAMING AND LEISURE PROPERTIES, INC.,
its general partner
Witness:
/s/ Melissa Furillo	By: /s/ Steven T. Snyder
SVP, Corporate Development

Attest: /s/ Brandon J. Moore
Secretary

EXHIBIT A

Due to size and scale, the plan recorded on May 22, 2014 with the Berks County Recorder of Deeds has been omitted but is available in Gaming and Leisure Properties, Inc.’s corporate office and through the Recorder of Deeds.

EXHIBIT B

DESCRIPTION OF BUILDING 845
WYOMISSING PROFESSIONAL CENTER
Wyomissing Borough, Berks County, PA

ALL THAT CERTAIN tract or piece of land located northwest of Commerce Drive at its intersection with Berkshire Boulevard in Wyomissing Borough, Berks County, Commonwealth of Pennsylvania, to be known as 845 Berkshire Boulevard, being part of Lot 2 of the Wyomissing Professional Center Subdivision, the plan of which is recorded in Plan Book Volume 170, page 64, Berks County records, and being more fully bounded and described in accordance with a survey by Forino Co., L.P. as shown on Forino Co., L.P. Project No. 13623, dated April 15, 2014 as last revised and titled “Revised plan of Record for Lot 2, Wyomissing Professional Center I, Buildings 835 and 845”, as follows:

BEGINNING AT A POINT marked by a concrete monument found at the northwestern corner of Lot 2 of the Wyomissing Professional Center Subdivision, said point being in line of the Stonehill Farms development (Plan Book Volume 163, page 26) and on the municipal boundary line dividing the Township of Spring and the Borough of Wyomissing, said point of beginning also being located North 39°23'47" East, 817.79 feet, as measured along land of Stonehill Farm and said municipal line, from a concrete monument found on the eastern right-of-way line of Paper Mill Road;

Thence by said municipal boundary line, partly along the Stonehill Farms development and partly along land now or late of the Reading Hospital and Medical Center (Record Book Volume 5392, page 833), North 39°23'47" East, 499.64 feet;

Thence leaving the aforesaid municipal boundary line and crossing into Lot 2 of the Wyomissing Professional Center Subdivision, South 50°36'13" East, 120.81 feet to the northwestern corner of proposed Building 845 Berkshire Boulevard and the TRUE POINT OF BEGINNING of the herein described tract;

Thence around the perimeter of proposed Building 845 the twelve (12) following courses:
1. North 39°21'37" East, 53.60 feet;
2. North 50°38'23" West, 6.56 feet;
3. North 39°21'37" East, 23.33 feet;
4. South 50°38'23" East, 6.56 feet;
5. North 39°21'37" East, 53.60 feet;
6. South 50°38'23" East, 90.54 feet;
7. South 39°21'37" West, 53.60 feet;
8. South 50°38'23" East, 6.56 feet;
9. South 39°21'37" West, 23.33 feet;
10. North 50°38'23" West, 6.56 feet;
11. South 39°21'37" West, 53.60 feet; and
12. North 50°38'23" West, 90.54 feet to the TRUE POINT OF BEGINNING.

CONTAINING IN AREA 12,125 square feet.

BEING PART OF Tax Parcel 4397-11-55-9734.

BEING A PART OF THE SAME PREMISES which Wyomissing Professional Center, Inc. granted and conveyed to Wyomissing Professional Center I, by deed dated November 6, 1992 and recorded in Record Book Volume 2359, page 1550, Berks County records.

EXHIBIT C

A bound copy of the AIA Construction Agreement between Integrated Construction Service, LLC and Wyomissing Professional Center 1 for the site work has been provided to Buyer.